Separation Agreement
In accordance with the mutual promises and other consideration set forth below, the receipt and sufficiency of which are hereby acknowledged, this Separation Agreement (this “Agreement”) is made and entered into by and between Michael Emory Kinney and Louisiana-Pacific Corporation (together, the “Parties”) on this 5th day of August, 2019.

1.	Definitions.
As used herein, “Kinney” shall mean Michael Emory Kinney, his spouse, heirs, agents, assigns or other persons or entities acting on his behalf or claiming through him.
As used herein, “LP” shall mean Louisiana-Pacific Corporation, its present and former officers, directors, employees, agents, trustees, parent corporations, divisions, affiliates, subsidiaries, insurers, successors, assigns, and anyone acting on its behalf.

2.	Status of Employment.
Kinney will step down from his position as Treasurer, and from all directorships, officerships, and other positions he holds with LP or any of its subsidiaries or affiliates, effective at the close of business on September 30, 2019 (the “Separation Date”).
Kinney acknowledges that his employment with LP will terminate, and he will cease to be an employee of LP, in any capacity, as of the Separation Date. Kinney will promptly execute any documents and take any actions as may be necessary or reasonably requested by LP to effectuate or memorialize his ceasing to hold all positions with LP and its subsidiaries and affiliates.
Through the Separation Date, Kinney shall remain an employee of LP, with compensation and benefits consistent with those in effect as of the date hereof (including participation in the Louisiana-Pacific Corporation 401(k) and Profit Sharing Plan, the Louisiana-Pacific Corporation Retirement Account Plan, and the Louisiana-Pacific Corporation 2004 Executive Deferred Compensation Plan (the “LP Retirement Plans”)), and shall undertake all tasks and duties as necessary or reasonably requested by the Chief Financial Officer of LP, consistent with Kinney’s responsibilities.

3.	Payment of Amounts Earned and Owing.
Kinney will receive all amounts earned and owing, which shall be paid pursuant to LP’s standard payroll processing cycle unless otherwise indicated herein, but in no event later than the date required by state law:

a.	Regular salary and benefits through the Separation Date.

b.	Payment for unused Paid Time Off (PTO) hours up to the maximum allowed of 200 hours, as defined in LP’s Salaried Paid Time Off (PTO) Policy.

c.
LP acknowledges that Kinney has accrued benefits and rights under the LP Retirement Plans. Kinney’s benefits under the LP Retirement Plans shall be payable in accordance with the terms of the LP Retirement Plans.

d.	LP and Kinney acknowledge that Kinney’s rights under all other LP employee benefit plans shall be determined in accordance with the terms thereof, except as expressly provided in this Agreement.
Kinney agrees and acknowledges that these amounts represent all wages and benefits due upon his separation from LP.

4.	Additional Compensation.
Subject to and contingent upon Kinney signing this Agreement no later than August 26, 2019, and this Agreement becoming effective as set forth in Section 11, LP agrees to provide Kinney with the following payments and benefits provided Kinney continues to comply with the terms and conditions of this Agreement:

a.
Additional cash compensation in the amount of $602,914, representing 1.5 times the sum of Kinney’s annual base salary plus Kinney’s target annual cash incentive under LP’s annual incentive programs for 2019, of which $301,457 shall be paid within 15 calendar days after the Separation Date and the remainder shall be paid on the first payroll date after January 1, 2020.

b.
Eligibility for Kinney and Kinney’s currently covered dependents to continue coverage under LP’s group health plans as in effect from time to time (“Health Plan Participation”) until the earliest of (1) Kinney’s attainment of age 65, (2) Kinney’s eligibility for group health benefits through new employment or otherwise, or (3) Kinney’s eligibility for Medicare. LP will pay the full cost of the Health Plan Participation for the first year of coverage following the Separation Date, 75% of the cost of the Health Plan Participation for each of the second and third years of coverage following the Separation Date, and 50% of the cost of the Health Plan Participation each year thereafter.

c.
LP shall, for a period of 18 months after the Separation Date and at its sole expense as incurred (not to exceed, in total, an amount equal to $10,000), provide Kinney with reasonable and customary outplacement services, the provider of which shall be selected by Kinney in his sole discretion.

d.
Payment of a pro-rata portion of Kinney’s annual cash incentive award for 2019, calculated by multiplying the amount that Kinney would have earned under LP’s annual incentive programs for 2019 had he remained continuously employed by LP (and otherwise eligible for an annual cash incentive payout) by a fraction, the numerator of which is the number of days in 2019 through the Separation Date, or 273 days, and the denominator of which is 365, to be paid in a lump sum no later than March 15, 2020.

e.	With respect to any equity compensation awards that Kinney may have received under any equity compensation plans or arrangements sponsored by LP:

(1)
upon the Separation Date, such awards that are unvested and are not subject to vesting upon the attainment of performance goals shall immediately vest, and for stock options and stock appreciation rights become exercisable, in an amount equal to (A) the product of (i) the total number of shares subject to such award multiplied by (ii) a fraction, the numerator of which is equal to the number of calendar days that elapsed from the grant date of the applicable award to the Separation Date and the denominator of which is equal to the full number of calendar days in the vesting period of such award, less (B) the number of shares with respect to such award that had already become vested as of the Separation Date;

(2)
such awards that are unvested and subject to vesting upon the attainment of performance goals shall become vested in an amount equal to (A) the product of (i) the total portion of the award that would have vested following the end of the full performance period based on actual performance in accordance with the terms of the governing arrangements under which such performance-based award was granted multiplied by (ii) a fraction, the numerator of which is equal to the number of calendar days that elapsed from the commencement date of the performance period of such award to the Separation Date and the denominator of which is equal to the full number of calendar days in the performance period of such award, less (B) the portion of such award that had already become vested as of the Separation Date, but in no event may discretion be exercised to reduce any such performance award below the formulaic payout amount unless such discretion is applied across-the-board for all of LP’s officers; and

(3)
if any such awards are stock appreciation rights or stock options that are not intended to qualify as “incentive stock options” under Section 422 of the Internal Revenue Code of 1986, those stock appreciation rights or stock options will remain exercisable for a period of three months following the Separation Date, but in no event later than the date on which the stock appreciation rights or stock options would have expired if Kinney had remained in continuous employment with the Company.
The treatment of equity compensation awards as described in this subsection (e) is illustrated on Exhibit A attached hereto. Equity compensation awards that vest as a result of this subsection (e) shall otherwise be subject to terms consistent with the equity compensation plans or arrangements under which they were granted, including the time for payment of such awards.

f.	LP shall pay or reimburse Kinney for reasonable attorneys’ fees that are incurred by Kinney in the negotiation of this Agreement and his separation from LP up to a maximum of $5,000 in the aggregate.

g.
Kinney acknowledges that but for this Agreement he is not entitled to any of the additional payments or benefits described in this Section 4, other than any portion of outstanding SARs that are otherwise vested.

h.
The foregoing payments and benefits shall be in lieu of and shall discharge any obligations of LP to Kinney for any rights or claims of any type, including, but not limited to, any and all rights that Kinney may have arising out of LP’s equity compensation plans, and any other plan, agreement, offer letter, or contract of any type, or any other expectation of remuneration or benefit on the part of Kinney.

5.	Release.
In exchange for the consideration set forth herein, Kinney, for himself, his agents, attorneys, heirs, administrators, executors, assigns and other representatives, and anyone acting or claiming on his or their joint or several behalf, hereby irrevocably and unconditionally releases, acquits and forever discharges LP from any and all charges, complaints, claims, promises, agreements, controversies, liabilities, obligations, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred), of any nature whatsoever, known, whether based on contract, statute or common law, or unknown which he now has, owns, or holds, or claims to have, own, or hold, or to have had, owned, or held against any of the parties so released. Specifically included herein are any claims against LP under any federal law, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Occupational Safety and Health Act, the Employee Retirement Income Security Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification (WARN) Act, as well as any state law related to employment, including, but not limited to, the Tennessee Human Rights Act and the Tennessee Handicap Act (collectively the “Released Claims”).
This Agreement does not: (i) release any rights or claims which first arise after the date Kinney signs this Agreement or which arise out of or in connection with the interpretation or enforcement of the Agreement itself; (ii) preclude Kinney from challenging the validity of this Release; or (iii) release any rights or claims, whether specified above or not, that cannot be waived as a matter of law pursuant to federal, state or local statute. If it is determined that any claim covered by this Agreement cannot be waived as a matter of law, Kinney expressly agrees that the Agreement will nevertheless remain valid and fully enforceable as to the remaining Released Claims.
Nothing in this Agreement is intended to prohibit or interfere with Kinney’s right to participate in a governmental agency investigation (including but not limited to any activities protected under the whistleblower provisions of any applicable laws or regulations), during which communications can be made without authorization by or notification to LP. Kinney is waiving, however, his right to any monetary recovery or relief from LP (including but not limited to reinstatement to employment) should the EEOC or any other agency or commission pursue any claims on his behalf; provided, however, and for the avoidance of doubt, nothing herein prevents Kinney from receiving any whistleblower award.

6.	Competitive Activity; Non-Solicitation; Confidentiality.

a.
Acknowledgements and Agreements. Kinney hereby acknowledges and agrees that in the performance of his duties to LP, Kinney has been brought into frequent contact with existing and potential customers of LP. Kinney also agrees that trade secrets and confidential information of LP, more fully described in Section 6(e), gained by Kinney during Kinney’s association with LP, have been developed by LP through substantial expenditures of time, effort and money and constitute valuable and unique property of LP. Kinney further understands and agrees that the foregoing makes it necessary for the protection of LP’s business that Kinney not compete with LP for a reasonable period after his employment with LP, as further provided in the following subsections.

b.	Covenants.

(1)	Covenants Following Termination. For a period of 18 months following the Separation Date, Kinney shall not:

(A)	enter into or engage in any business which competes with the Company’s Business (as defined below) within the Restricted Territory (as defined below);

(B)
solicit customers, business, patronage or orders for, or sell, any products and services in competition with, or for any business that competes with, the Company’s Business within the Restricted Territory;

(C)	divert, entice or otherwise take away any customers, business, patronage or orders of LP within the Restricted Territory, or attempt to do so; or

(D)
promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the Company’s Business within the Restricted Territory.

(1)
Indirect Competition. For the purposes of this Section, but without limitation thereof, Kinney shall be in violation thereof if Kinney engages in any or all of the activities set forth therein directly as an individual on Kinney’s own account, or indirectly as a partner, joint venturer, employee, agent, salesperson, consultant, officer and/or director of any firm, association, partnership, corporation or other entity, or as a stockholder of any corporation in which Kinney or Kinney’s spouse, child or parent owns, directly or indirectly, individually or in the aggregate, more than five percent (5%) of the outstanding stock.

(2)
If it shall be judicially determined that Kinney has violated this Section 6, then the period applicable to each obligation that Kinney shall have been determined to have violated shall automatically be extended by a period of time equal in length to the period during which such violation(s) occurred.

c.
The Company. For purposes of this Section 6, LP shall include any and all direct and indirect subsidiary, parent, affiliated or related companies of LP for which Kinney worked or had responsibility at the time of the Separation Date and at any time during the two-year period prior to the Separation Date.

d.
Non-Solicitation. For the period of Kinney’s employment with LP and for a period of 18 months following the Separation Date, Kinney shall not, directly or indirectly, attempt to disrupt, damage, impair or interfere with LP’s business by soliciting, attempting to solicit, or otherwise attempting to cause any LP employees to resign from their employment with LP, or by disrupting the relationship between LP and any of its consultants, agents or representatives. Kinney acknowledges that this covenant is necessary to enable LP to maintain a stable workforce and remain in business.

e.	Further Covenants.

(1)
Kinney shall keep in strict confidence, and shall not, directly or indirectly, at any time, during or after Kinney’s employment with LP, disclose, furnish, disseminate, make available or, except in the course of performing Kinney’s duties of employment, use any trade secrets or confidential business and technical information of LP or its customers or vendors, without limitation as to when or how Kinney may have acquired such information. Such confidential information shall include, without limitation, LP’s unique selling, manufacturing and servicing methods and business techniques, training, service and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information and other business information. Kinney specifically acknowledges that all such confidential information, whether reduced to writing, maintained on any form of electronic media or maintained in the mind or memory of Kinney, and whether compiled by LP and/or Kinney, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by LP to maintain the secrecy of such information, that such information is the sole property of LP and that any retention and use of such information by Kinney during Kinney’s employment with LP (except in the course of performing Kinney’s duties and obligations to LP) or after the Separation Date shall constitute a misappropriation of LP’s trade secrets.

(2)
The U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

(3)
Kinney agrees that upon Kinney’s termination of employment with LP, Kinney shall return to LP, in good condition, all property of LP, including, without limitation, the originals and all copies of any materials which contain, reflect, summarize, describe, analyze or refer or relate to any items of information listed in subsection (a)(1). In the event that such items are not so returned, LP shall have the right to charge Kinney for all reasonable damages, costs, attorneys’ fees and other expenses incurred in searching for, taking, removing and/or recovering such property.

(4)
Kinney agrees that upon Kinney’s termination of employment with LP, Kinney shall, upon reasonable notice (not unreasonably interfering with Kinney’s other business endeavors), advise and assist LP and its counsel in preparing such operational, financial, and other reports, or other filings and documents, as LP may reasonably request, and otherwise cooperate with LP and its affiliates with any request for information or with any investigation involving LP or any of its affiliates. Kinney also agrees, upon such reasonable notice, to assist LP and its counsel in prosecuting or defending against any litigation, complaints, or claims against or involving LP or its affiliates. LP shall pay Kinney’s reasonably incurred travel costs and expenses in the event it requires Kinney to provide such assistance. In addition, for such assistance, Kinney will be compensated for Kinney’s time at a reasonable rate.

f.
Communication of Contents of Agreement. While employed by LP and for 18 months thereafter, Kinney shall communicate the contents of Section 6 of this Agreement to any person, firm, association, partnership, corporation or other entity that Kinney intends to be employed by, associated with or represent.

g.	Non-Disparagement.

(1)	Kinney agrees that Kinney shall not, unless compelled by a court or governmental agency, make, or cause to be made, any statement or communication regarding LP, its subsidiaries or affiliates to any third parties that disparages the reputation or business of LP or any of its subsidiaries or affiliates; provided, however, that such restriction shall not apply to statements or communications made in good faith in the fulfillment of Kinney’s duties with LP, or pursuant to the third paragraph of Section 5, Section 6(e)(2) or Section 6(g)(3).

(2)
LP shall reasonably direct the officers and directors of LP not to make or issue, or procure any person, firm, or entity to make or issue, any statement in any form, including written, oral and electronic communications of any kind, which conveys negative or adverse information about Kinney. This paragraph does not apply to truthful testimony or disclosure compelled or required by applicable law or legal process.

(3)
Nothing in this section is intended to or shall prohibit any person or entity (including, without limitation, Kinney) from: (i) providing truthful testimony compelled by applicable law or legal process; or (ii) cooperating fully and truthfully with any government authority conducting an investigation into any potential violation of any law or regulation.

h.
Relief. Kinney acknowledges and agrees that the remedy at law available to LP for breach of any of Kinney’s obligations under this Agreement would be inadequate. Kinney therefore agrees that, in addition to any other rights or remedies that LP may have at law or in equity, temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision contained in Sections 6(b), 6(d), 6(e), 6(f) and 6(g) inclusive, of this Agreement, without the necessity of proof of actual damage.

i.
Reasonableness. Kinney acknowledges that Kinney’s obligations under this Section 6 are reasonable in the context of the nature of the Company’s Business and the competitive injuries likely to be sustained by LP if Kinney were to violate such obligations. Kinney further acknowledges that this Agreement is made in consideration of, and is adequately supported by, the agreement of LP to perform its obligations under this Agreement and by other consideration, which Kinney acknowledges constitutes good, valuable and sufficient consideration.

j.	Definitions. For the purposes of this Section 6:

(1)
“Company’s Business” means the design, manufacture and marketing of any siding or panel building products for the new home or multi-family construction, repair and remodeling, and outdoor structures markets and any additional building products or services that compete with products or services that LP is designing, manufacturing, and/or marketing as of the Separation Date, as evidenced by the books and records of LP; provided, however, that activity shall only be deemed to compete with the Company’s Business if it relates to one or more of the companies listed on the separate document provided to Kinney with this Agreement titled “Competing Companies” and their affiliates (and any successors thereto).

(2)	“Restricted Territory” means all of North America.

7.	Attorneys’ Fees.
In the event that Kinney or LP brings any proceeding or any legal action to enforce the terms of this Agreement, the prevailing party shall be entitled to his or it’s reasonable attorneys’ fees from the other Party as determined by the trial court.

8.	Choice of Law.
This Agreement is made and entered into in the State of Tennessee and shall in all respects be interpreted, enforced and governed under the laws of Tennessee. Kinney and LP agree that the exclusive jurisdiction for the adjudication of any claims for breach of this Agreement shall be in the Chancery Court for Davidson County, Tennessee.

9.	Severability.
Should any portion of this Agreement be found void by a court, the remaining provisions of this Agreement shall continue in full force and effect.

10.	No Admission.
This Agreement shall not be construed in any manner as an admission by either party that it, or he has violated any law, policy or procedure or acted wrongfully with respect to the other party or any other person. Each party specifically disclaims any liability to the other arising from Kinney’s employment relationship with LP except as specifically addressed herein.

11.	Provisions of Older Worker Benefit Protection Act/Waiver of Age Discrimination in Employment Act Claims.
This Agreement was presented to Kinney for review and consideration on August 5, 2019 (the “Review Date”). Kinney hereby acknowledges and agrees that this Agreement and the termination of Kinney’s employment and all actions taken in connection therewith are in compliance with the Age Discrimination in Employment Act (“ADEA”). By executing this Agreement, Kinney acknowledges and agrees that: (a) he understands the terms of this Agreement; (b) he is waiving his right to assert claims against LP under the ADEA; (c) he is waiving claims that he now has or may have against LP through the Effective Date but is not waiving rights or claims that may arise thereafter; (d) he is receiving money and/or other valuable consideration to which Kinney is not otherwise entitled to receive; (e) he has been advised to consult with an attorney prior to executing this Agreement; (f) he was offered no less than twenty-one (21) days from the Review Date to consider this Agreement before executing it; and (g) he has seven (7) days after executing this Agreement to revoke his acceptance and execution of the Agreement.
If Kinney does not timely revoke this Agreement, then this Agreement shall become effective on the eighth day after Kinney’s signing (the “Effective Date”). If Kinney chooses to revoke this Agreement, LP is excused from all of its obligations under the Agreement.
If Kinney chooses to revoke this Agreement within seven (7) days of his signing, Kinney must do so in writing delivered within seven (7) days of him signing, expressly stating that he is revoking his signature on this Agreement to:
General Counsel
Louisiana-Pacific Corporation
414 Union Street
Suite 2000
Nashville, TN 37219

12.	Counterparts.
This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

13.	No Representation
Kinney represents and acknowledges that in executing this Agreement, he does not rely and has not relied upon any representation or statement made by LP or any of its agents, representatives, or attorneys not otherwise set forth herein.

14.	Taxes.
All payments to Kinney described in this Agreement are subject to applicable federal, state and local tax and other required withholdings. Kinney is responsible and liable for paying any taxes on the amounts paid or benefits received under this Agreement. Kinney agrees that LP will report such payments to the tax authorities and will withhold taxes from the payments under this Agreement in any manner that LP determines that it is legally required to do. LP makes no representations as to the employment and income tax consequences to Kinney of these payments or benefits, and Kinney agrees to indemnify and hold harmless LP from any and all employment or income tax liabilities that may become due in connection with these payments. Kinney further acknowledges that any future employment or income tax consequences (including related penalties and interest) that may arise will not provide a basis to set aside or in any way alter this Agreement.
The Parties intend that this Agreement and the payments and benefits provided hereunder be exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986 (“Section 409A”) and this Agreement shall be interpreted consistent with such intent. To the extent that reimbursements or other in-kind benefits under this Agreement constitute deferred compensation under Section 409A, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Kinney, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and any right to reimbursement or in-kind benefits shall be limited to Kinney’s lifetime, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. Each payment or installment under this Agreement is intended to be a separate payment and not one of a series of payments for purposes of Section 409A.
15.    SEC Filings.
LP agrees that, from and after the Retirement Date, if and to the extent Kinney purchases, sells or otherwise disposes of LP securities in a manner requiring the filing of a Form 4 with the Securities and Exchange Commission, if Kinney notifies LP’s Vice President of Human Resources of any such purchase, sale or other disposition and provides LP’s Vice President of Human Resources all information regarding any such purchase, sale or other disposition reasonably requested by LP, including, without limitation, information regarding any matchable transaction, LP shall effect such filings on behalf of Kinney until such time as they are no longer required by Section 16 of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

Signature Page to Follow

Executed at Nashville, Tennessee, this 5th day of August, 2019.

/s/ Michael Kinney
Michael Emory Kinney

LOUISIANA-PACIFIC CORPORATION

By: /s/ Alan Haughie

Title: CFO